Colfax Corporation Announces Q2 Results, Increased Full Year Outlook, and Strategic Acquisition

•Reported $0.19 EPS from continuing operations and achieved $0.56 of adjusted EPS, raised FY 2021 adjusted EPS guidance range to $2.10-$2.20
•Signed agreement to acquire Mathys Bettlach AG to expand fast-growing MedTech Reconstructive business outside of North America
•Made significant progress on separation into two independent public companies, continuing to target Q1 2022 completion

WILMINGTON, DE, July 28, 2021 (GLOBE NEWSWIRE) -- Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced its financial results for the second quarter of 2021.

The Company reported second quarter net income from continuing operations attributable to Colfax of $30 million, or $0.19 per share, compared to a loss of $4 million, or $0.03 per share, in the prior year period. Adjusted earnings per share increased to $0.56 in comparison to $0.09 in the prior year period and exceeded the Company’s previous guidance of $0.48 to $0.53. Adjustments to reported earnings are included in this release.

In the second quarter, net sales of $986 million increased 59% on a reported basis, or 48% on an organic sales-per-day basis. The Company also posted second quarter adjusted EBITA of $130 million, compared to $45 million in the prior year, and adjusted EBITA margins improved 590 basis points to 13.2%. The Company generated operating cash flow of $78 million and free cash flow of $58 million in the second quarter, compared with operating cash flow of $37 million and free cash flow of $18 million in the prior year quarter.

Colfax’s Fabrication Technology segment sales increased 44% on an organic sales-per-day basis in the second quarter versus the prior year and 52% overall. The segment reported record high adjusted EBITA margins of 16.4%, compared to 12.6% in the prior year. Medical Technology segment sales in the quarter increased 54% on an organic sales-per-day basis compared to the prior year and 73% overall. The segment reported adjusted EBITA margins of 13.5%, compared to 3.2% in the prior year.

As a result of strong second quarter results, the Company is raising its 2021 adjusted EPS outlook from $2.05-$2.15 to $2.10-$2.20 and its free cash flow outlook from $250 million or more to $275 million or more. For the third quarter of 2021, Colfax expects adjusted earnings of $0.50 to $0.55 per diluted share.

“Our businesses continue to benefit from strengthening market demand and operating execution,” said Matt Trerotola, Colfax President and CEO. “Our ESAB business achieved strong growth and its highest-ever margins while successfully addressing raw material inflation. Our MedTech business continues to outperform peers in a market backdrop of improving demand, including 10% organic sales-per-day growth in our Reconstructive business over 2019 levels. We also made strategic progress during the quarter, including the recent acquisition announcement of Mathys to expand our fast-growing MedTech Reconstructive business.”

Colfax recently signed an agreement to acquire Mathys AG Bettlach, a Swiss company that develops and distributes innovative products for artificial joint replacement, synthetic bone graft solutions, and sports medicine. Mathys is an international orthopedics leader with a long history of innovation, with sales generated entirely outside the U.S.

“We are pleased to announce the signing of the Mathys acquisition and look forward to welcoming their customers and global employees into our fast-growing reconstructive platform,” said Mr. Trerotola. “This acquisition will create significant opportunities for patient focused innovation, revenue growth and margin expansion. We are excited by the combination of technologies, greater customer channel access, and supply chain synergies to improve efficiencies. Mathys is one of six strategic transactions over a nine-month period to build and improve our MedTech platform for faster growth, and we now have a clear line of sight to grow our Reconstructive platform to $1 billion of revenue within five years.”

The Company expects Mathys sales of approximately $150 million in 2022, the first full year of ownership, improving to double-digit growth as sales and product synergies are realized. Colfax also commented that it is projecting Mathys to deliver $15-20 million of EBITDA in 2022, with margins improving to MedTech segment averages over the next three years. Total acquisition consideration of approximately $285 million is expected to be financed with Colfax common stock. The transaction is expected to close later today.

Colfax stated that it continues to make meaningful progress toward the separation of its fabrication technology and medical technology businesses into two independent public companies. The Company has made significant progress creating the two separate Boards of Directors with a combination of continuity and new members. ESAB’s public company support capabilities are being created, and Colfax expects ESAB will operate with initial net leverage of 2.5x to 3.0x upon separation. A new name has been selected for MedTechCo that will be unveiled to investors, customers and employees before separation. The separation is intended to be structured in a tax-free manner and is targeted to be completed in the first quarter of 2022.

Conference Call and Webcast

The Company will hold a conference call to discuss its second quarter 2021 results beginning at 8:00 a.m. Eastern on Thursday, July 29, which will be open to the public by calling +1-877-303-7908 (U.S. callers) and +1-678-373-0875 (International callers) and referencing the conference ID number 7659856 and through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation (NYSE: CFX) is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. The Company uses its Colfax Business System (“CBS”), a comprehensive set of tools and processes, to create superior value for customers, shareholders and associates. In March of 2021, Colfax announced its intention to separate into two independent and public companies, which is targeted to be completed in the first quarter of 2022 to accelerate strategic momentum and unlock additional value creation potential; one business will focus on specialty medical technologies and the other on fabrication technologies. For more information about Colfax and our separation activities, please visit www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, adjusted net income margin from continuing operations, adjusted net income per diluted share from continuing operations, adjusted EBITA (earnings before interest, taxes and amortization), adjusted EBITDA (adjusted EBITA plus depreciation and other amortization), adjusted EBITA margin, organic sales growth, and free cash flow. Colfax also provides adjusted EBITA and adjusted EBITA margin on a segment basis.

Adjusted net income from continuing operations represents net income (loss) from continuing operations excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, pension settlement gain, debt extinguishment charges, acquisition-related amortization and other non-cash charges, and strategic transaction costs. Colfax also presents adjusted net income margin from continuing operations, which is subject to the same adjustments as adjusted net income from continuing operations.

Adjusted net income per diluted share from continuing operations represents adjusted net income from continuing operations divided by the number of adjusted diluted weighted average shares. Both GAAP and non-GAAP diluted net income per share data are computed based on weighted average shares outstanding and, if there is net income from continuing operations (rather than net loss) during the period, the dilutive impact of share equivalents outstanding during the period. Diluted weighted average shares outstanding and adjusted diluted weighted average shares outstanding are calculated on the same basis except for the net income or loss figure used in determining whether to include such dilutive impact.

Adjusted EBITA represents net income (loss) from continuing operations excluding restructuring and other related charges, MDR and other costs, acquisition-related amortization and other non-cash charges, and strategic transaction costs, as well as income tax expense (benefit) and interest expense, net. Colfax presents adjusted EBITA margin, which is subject to the same adjustments as adjusted EBITA. Further, Colfax presents adjusted EBITA (and adjusted EBITA margin) on a segment basis, which excludes the impact of strategic transaction costs and acquisition-related amortization and other non-cash charges from segment operating income.

Organic sales growth (decline) excludes the impact of acquisitions and foreign exchange rate fluctuations.

Organic sales-per-day growth (decline) represents Organic sales growth (decline) adjusted for additional or fewer selling days calculated based on the global average selling days particular to each segment.

Free cash flow represents cash flow from operating activities less purchases of property, plant and equipment.

These non-GAAP financial measures assist Colfax management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans that are fundamentally different from the ongoing productivity improvements of the Company. Colfax management also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

In this press release, Colfax presents forward-looking adjusted EPS and free cash flow guidance. Colfax does not provide such outlook on a GAAP basis because changes in the items that Colfax excludes from GAAP to calculate these measures can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Colfax’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an outlook done on a GAAP basis. These excluded items could have a significant impact on the Company’s GAAP financial results.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, outlook, expectations and intentions, including the intended separation of Colfax’s fabrication technology and specialty medical technology businesses (the “Separation”), and the timing, method and anticipated benefits of the Separation, the expected benefits and contributions of the Mathys acquisition and the timing of such closing, and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including the rise, prevalence and severity of variants of the virus, actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers; risks relating to the Separation, including the final approval of the Separation by Colfax’s board of directors, the uncertainty of obtaining regulatory approvals, and a favorable tax opinion and/or ruling from the Internal Revenue Service, Colfax’s ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, the ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation, and the financial and operating performance of each company following the Separation; other impacts on Colfax’s business and ability to execute business continuity plans; and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Mike Macek
Vice President, Finance
Colfax Corporation
+1-302-252-9129
investorrelations@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Net sales	$985,928	$620,360	$1,865,139	$1,436,716
Cost of sales	566,944	379,274	1,075,078	847,416
Gross profit	418,984	241,086	790,061	589,300
Selling, general and administrative expense	337,563	235,727	643,287	527,924
Restructuring and other related charges	5,480	10,280	9,526	19,460
Operating income (loss)	75,941	(4,921)	137,248	41,916
Pension settlement gain	(11,208)	—	(11,208)	—
Interest expense, net	17,805	28,284	43,465	53,080
Debt extinguishment charges	29,870	—	29,870	—
Income (loss) from continuing operations before income taxes	39,474	(33,205)	75,121	(11,164)
Income tax expense (benefit)	8,155	(30,063)	16,072	(16,890)
Net income (loss) from continuing operations	31,319	(3,142)	59,049	5,726
Loss from discontinued operations, net of taxes	(1,617)	(4,905)	(9,107)	(8,265)
Net income (loss)	29,702	(8,047)	49,942	(2,539)
Less: income attributable to noncontrolling interest, net of taxes	1,060	427	2,226	1,454
Net income (loss) attributable to Colfax Corporation	$28,642	$(8,474)	$47,716	$(3,993)
Net income (loss) per share - basic
Continuing operations	$0.20	$(0.03)	$0.39	$0.03
Discontinued operations	$(0.01)	$(0.04)	$(0.06)	$(0.06)
Consolidated operations	$0.19	$(0.06)	$0.33	$(0.03)
Net income (loss) per share - diluted
Continuing operations	$0.19	$(0.03)	$0.38	$0.03
Discontinued operations	$(0.01)	$(0.04)	$(0.06)	$(0.06)
Consolidated operations	$0.18	$(0.06)	$0.32	$(0.03)

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions, except per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
Adjusted Net Income and Adjusted Net Income Per Share
Net income (loss) from continuing operations attributable to Colfax Corporation (1) (GAAP)	$30.3	$(3.6)	$56.8	$4.3
Restructuring and other related charges - pretax (2)	5.5	11.2	9.5	22.2
MDR and other costs - pretax (3)	1.9	1.0	3.7	1.9
Debt extinguishment charges - pretax	29.9	—	29.9	—
Acquisition-related amortization and other non-cash charges - pretax (4)	39.0	36.1	77.5	71.9
Strategic transaction costs - pretax (5)	8.0	1.7	9.4	2.6
Pension settlement gain - pretax	(11.2)	—	(11.2)	—
Tax adjustment (6)	(15.8)	(33.7)	(25.8)	(36.3)
Adjusted net income from continuing operations (non-GAAP)	$87.5	$12.7	$149.8	$66.6
Adjusted net income margin from continuing operations	8.9%	2.1%	8.0%	4.6%
Weighted-average shares outstanding - diluted (in millions)	155.9	137.6	148.8	139.6

Adjusted net income per share - diluted from continuing operations (non-GAAP)	$0.56	$0.09	$1.01	$0.48

Net income (loss) per share - diluted from continuing operations (GAAP)	$0.19	$(0.03)	$0.38	$0.03
__________
(1) Net income (loss) from continuing operations attributable to Colfax Corporation for the respective periods is calculated using Net income (loss) from continuing operations less the continuing operations component of the income attributable to noncontrolling interest, net of taxes, of $1.1 million and $2.2 million for the three and six months ended July 2, 2021 and $0.4 million and $1.5 million for the three and six months ended July 3, 2020, respectively.
(2) Restructuring and other related charges includes $0.9 million and $2.7 million of expense classified as Cost of sales on our Condensed Consolidated Statements of Operations for the three and six months ended July 3, 2020, respectively.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Condensed Consolidated Statements of Operations for all periods presented.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.
(5) For the three and six months ended July 2, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses. For the three and six months ended July 3, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(6) The effective tax rates used to calculate adjusted net income and adjusted net income per share were 21.3% and 21.6% for the three and six months ended July 2, 2021 and 21.5% and 22.2% for the three and six months ended July 3, 2020, respectively.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
	(Dollars in millions)
Net income (loss) from continuing operations (GAAP)	$31.3	$(3.1)	$59.0	$5.7
Income tax expense (benefit)	8.2	(30.1)	16.1	(16.9)
Pension settlement gain	(11.2)	—	(11.2)	—
Interest expense, net	17.8	28.3	43.5	53.1
Debt extinguishment charges	29.9	—	29.9	—
Restructuring and other related charges(1)	5.5	11.2	9.5	22.2
MDR and other costs(2)	1.9	1.0	3.7	1.9
Strategic transaction costs(3)	8.0	1.7	9.4	2.6
Acquisition-related amortization and other non-cash charges(4)	39.0	36.1	77.5	71.9
Adjusted EBITA (non-GAAP)	$130.3	$45.1	$237.4	$140.6
Net income (loss) margin from continuing operations (GAAP)	3.2%	(0.5)%	3.2%	0.4%
Adjusted EBITA margin (non-GAAP)	13.2%	7.3%	12.7%	9.8%
__________
(1) Restructuring and other related charges includes $0.9 million and $2.7 million of expense classified as Cost of sales on our Condensed Consolidated Statements of Operations for the three and six months ended July 3, 2020, respectively.
(2) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Condensed Consolidated Statements of Operations for all periods presented.
(3) For the three and six months ended July 2, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses. For the three and six months ended July 3, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Change in Sales
Dollars in millions
(Unaudited)

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the three months ended July 3, 2020	$414.4		$206.0		$620.4
Components of Change:
Existing businesses(1)	196.2	47.3%	121.6	59.0%	317.8	51.2%
Acquisitions(2)	0.7	0.2%	22.9	11.1%	23.6	3.8%
Foreign currency translation(3)	18.5	4.5%	5.6	2.7%	24.1	3.9%
	215.4	52.0%	150.1	72.9%	365.6	58.9%
For the three months ended July 2, 2021	$629.8		$356.1		$985.9
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume. Includes the favorable sales impact of approximately 3% in Fabrication Technology and 5% in Medical Technology due to additional selling days, calculated based on the global average selling days particular to each segment.
(2) Represents the incremental sales as a result of acquisitions closed subsequent to the beginning of the prior year respective period.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the six months ended July 3, 2020	$939.9		$496.8		$1,436.7
Components of Change:
Existing businesses(1)	231.0	24.6%	121.1	24.4%	352.1	24.5%
Acquisitions(2)	1.1	0.1%	36.9	7.4%	38.0	2.6%
Foreign currency translation(3)	25.9	2.8%	12.4	2.5%	38.3	2.7%
	258.0	27.5%	170.4	34.3%	428.4	29.8%
For the six months ended July 2, 2021	$1,197.9		$667.2		$1,865.1
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume.
(2) Represents the incremental sales as a result of acquisitions closed subsequent to the beginning of the prior year respective period.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

Colfax Corporation
Condensed Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	July 2, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,309	$97,068
Trade receivables, less allowance for credit losses of $34,211 and $37,666	599,877	517,006
Inventories, net	663,540	564,822
Prepaid expenses	77,500	69,515
Other current assets	75,746	113,418
Total current assets	1,478,972	1,361,829
Property, plant and equipment, net	480,119	486,960
Goodwill	3,399,030	3,314,541
Intangible assets, net	1,678,421	1,663,446
Lease asset - right of use	162,778	173,942
Other assets	360,176	350,831
Total assets	$7,559,496	$7,351,549

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$20,480	$27,074
Accounts payable	453,716	330,251
Accrued liabilities	425,223	454,333
Total current liabilities	899,419	811,658
Long-term debt, less current portion	1,576,517	2,204,169
Non-current lease liability	131,541	139,230
Other liabilities	600,059	608,618
Total liabilities	3,207,536	3,763,675
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 142,341,646 and 118,496,687 issued and outstanding as of July 2, 2021 and December 31, 2020, respectively	142	118
Additional paid-in capital	4,225,248	3,478,008
Retained earnings	565,083	517,367
Accumulated other comprehensive loss	(482,619)	(452,106)
Total Colfax Corporation equity	4,307,854	3,543,387
Noncontrolling interest	44,106	44,487
Total equity	4,351,960	3,587,874
Total liabilities and equity	$7,559,496	$7,351,549

Colfax Corporation
Condensed Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Six Months Ended
	July 2, 2021	July 3, 2020
Cash flows from operating activities:
Net income (loss)	$49,942	$(2,539)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other impairment charges	128,721	120,038
Stock-based compensation expense	17,262	14,685
Non-cash interest expense	2,676	2,743
Deferred income tax benefit	(3,865)	(19,857)
Gain on sale of property, plant and equipment	(1,437)	(3,400)
Loss on debt extinguishment	29,870	—
Changes in operating assets and liabilities:
Trade receivables, net	(83,458)	89,231
Inventories, net	(79,338)	352
Accounts payable	124,354	(47,436)
Other operating assets and liabilities	(21,975)	(60,603)
Net cash provided by operating activities	162,752	93,214
Cash flows from investing activities:
Purchases of property, plant and equipment	(44,641)	(50,426)
Proceeds from sale of property, plant and equipment	3,191	4,996
Acquisitions, net of cash received, and investments	(230,650)	(7,548)
Net cash used in investing activities	(272,100)	(52,978)
Cash flows from financing activities:
Proceeds from borrowings on revolving credit facilities and other	455,641	635,678
Repayments of borrowings on revolving credit facilities and other	(383,384)	(698,910)
Repayments of borrowings on senior notes	(700,000)	—
Proceeds from issuance of common stock, net	730,002	2,250
Payment of debt extinguishment costs	(24,375)	—
Deferred consideration payments and other	(6,201)	(16,431)
Net cash provided by (used in) financing activities	71,683	(77,413)
Effect of foreign exchange rates on Cash and cash equivalents and Restricted cash	(1,095)	(6,059)
Decrease in Cash and cash equivalents and Restricted cash	(38,760)	(43,236)
Cash and cash equivalents and Restricted Cash, beginning of period	101,069	109,632
Cash and cash equivalents, end of period	$62,309	$66,396